Exhibit 23 .1



                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-3212) pertaining to the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan, the Columbus McKinnon Corporation Non-Qualified Stock Option Plan, the Columbus McKinnon Corporation Restricted Stock Plan, and the Columbus McKinnon Corporation Employee Stock Ownership Plan Restatement Effective April 1, 1989 of Columbus McKinnon Corporation of our report dated May 15, 1998, with respect to the consolidated financial statements and financial statement schedule of Columbus McKinnon Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 1998.



                                                 /s/  Ernst & Young LLP





Buffalo, New York
June 29, 1998